Exhibit 10.10

CHANGE IN CONTROL AGREEMENT

This Change in Control Agreement (“Agreement”) is entered into between Bank of Southern California, N.A, a national banking association (“Bank”), and Bank’s parent corporation Southern California Bancorp (the “Company”, and with Bank collectively and individually, “Employer”) with their principal offices in San Diego, CA and ______________ (“Employee”).

WHEREAS, Employee is currently employed by both Bank and the Company as _______________; and

WHEREAS, Bank and the Company deem it appropriate to grant certain protections to Employee in the event of a change in control of Bank or the Company.

NOW, THEREFORE, in consideration of the promises and the mutual agreements contained herein, the adequacy and sufficiency of which are hereby acknowledged, Bank, the Company and Employee agree as follows:

1. Defined Terms. Wherever used in this Agreement, the following words and phrases shall have the meaning set forth below unless the context plainly requires a different meaning:

(a)	“Affiliate” shall mean any partnership, firm, corporation, association, joint-stock company, unincorporated association, or other entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, Bank or the Company , including any member of an affiliated group of which the Company is a common parent corporation as provided in Section 1504 of the Code.

(b)	“Cause” shall mean: (i) the willful, intentional, and material breach of duty by Employee in the course of his/her employment; (ii) the habitual and continued neglect by Employee of his/her employment duties and obligations; (iii) Employee’s willful and intentional violation of any State of California or federal banking laws, or of the Bylaws, rules, policies, or resolutions of Bank or the Company, or of the rules or regulations of the Office of the Comptroller of the Currency (the “OCC”), the Federal Deposit Insurance Corporation (the “FDIC”) or the Board of Governors of the Federal Reserve System (“FRB”), or other regulatory agency or governmental authority having jurisdiction over Bank or the Company; (iv) Employee’s refusal to comply in any material respect with the legal directives of any regulatory authority or governmental entity having jurisdiction over Bank or the Company; (v) the determination by a state or federal banking agency or governmental authority having jurisdiction over Bank or the Company that Employee is not suitable to act in the capacity for which he/she is then employed by Bank or the Company; (vi) Employee’s conviction of any felony or a crime involving moral turpitude or commission of a fraudulent or dishonest act, including a breach of trust or misappropriation, or if Employee has entered a plea of nolo contendere to such an act or offense: (vii) Employee’s willful misfeasance or negligence in the performance of his/her duties based on the sole discretion of the Employer’s Board of Directors; (viii) Employee’s conduct that is demonstrably and significantly harmful, or will likely have, or has had a material adverse effect on Employer or an Affiliate, as reasonably determined by Employer’s Board of Directors; (ix) Employee cannot be covered under a fidelity bond issued by an insurance company reasonably acceptable to Employer; (x) Employee’s disclosure without authority or unauthorized use of any secret or confidential information concerning Employer or an Affiliate or any employee of Employer or any of Employer’s customers; or (xi) Employee taking any action which Employer’s Board of Directors determines, in its sole discretion and subject to good faith, fair dealing, and reasonableness, constitutes unfair competition with, or induces any customer to breach any contract with, Employer or an Affiliate.

(c)	“Change in Control” shall mean the occurrence of any of the following events with respect to Employer or the Company: (i) any merger, consolidation or reorganization of Bank or the Company in which Bank or the Company, as applicable, does not survive; except for purposes of this clause (i) the following shall not constitute a change in control: a merger, consolidation or reorganization where the beneficial owners, directly or indirectly, of securities of Bank or the Company, representing fifty percent (50.0%) or more of the combined voting power of Bank’s or the Company’s then outstanding securities, remain as the beneficial owners, directly or indirectly, of at least fifty percent (50.0%) of the combined voting power of the surviving corporation; (ii) any sale, lease, exchange, mortgage, pledge, transfer, or other disposition (in one transaction or a series of transactions) of any assets of Bank or the Company having an aggregate fair market value of fifty percent (50.0%) or more of the total value of assets of Bank or the Company, reflected in the most recent month end balance sheet of Bank or the Company; (iii) an acquisition whereby any -person” (as such term is used in the Exchange Act, including any individual, corporation, partnership, trust, or any other entity) is or becomes the beneficial owner, directly or indirectly, of securities of Bank or the Company representing more than fifty percent (50.0%) of the combined voting power of Bank’s or the Company’s then outstanding securities; except for purposes of this clause (iii) the following acquisition shall not constitute a change in control: (1) any acquisition directly from Bank or the Company; (2) any acquisition by Bank or the Company; or (3) any acquisition by any employee benefit plan sponsored or maintained by Bank or the Company; (iv) if in any one year period, individuals who at the beginning of such period constitute the Board of Directors of Bank or the Company cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by Bank’s or the Company’s shareholders, of each new director is approved by a vote of at least three-quarters of the directors then still in office who were directors at the beginning of the period; or (v) a majority of the members of the Board of Directors of Bank or the Company in office prior to the happening of any event determines in its sole discretion that as a result of such event there has been a change in control. Notwithstanding the foregoing, to the extent required by Section 409A of the Code, if a Change in Control would give rise to a payment or settlement event with respect to any payment or benefit hereunder that constitutes “nonqualified deferred compensation.” the transaction or event constituting the Change in Control must also constitute a “change in control event” (as defined in Treasury Regulation § 1.409A-3(i)(5)) in order to give rise to the payment or benefit, to the extent required by Section 409A.

(d)	“Change in Control Separation Benefit” shall mean the sum of the following:

(1) Two (2) times Employee’s annual base salary as in effect immediately prior to the occurrence of a Change in Control or the termination of Employee’s employment, whichever is greater; plus

(2) Two (2) times the sum of “Average Bonus” and the “Average Equity Grant” (as such terms are defined herein); plus

(3) Unless such equity awards by their terms expire upon consummation of a Change in Control (e.g., because performance with respect to such equity awards is measured on the date of the Change in Control and was not met), all outstanding equity incentive awards granted to the Employee prior to the Change in Control will vest (with performance-vesting awards vesting at target) (provided, that this provision should not apply to any equity awards that are issuable under any annual bonus plan or agreement to the extent such termination occurs prior to the determination of the amount of the applicable annual performance under such bonus plan or agreement);

(4) Without duplication of any payments to be made under any applicable bonus plan or agreement of the Company (in which event, this prong will only be interpreted as providing for payment of amounts in excess of amounts payable under such bonus plan or agreement), one (1) times the bonus (the “Current Year Bonus”) that would have been paid (irrespective of the manner or form (i.e., whether cash or other property) of payment of such Current Year Bonus) to Employee with respect to the calendar year in which Employee’s employment with the Employer is terminated as calculated in accordance with the Bank’s Management Incentive Plan (or any successor management and/or incentive plan), pro-rated through the date of Employee’s termination of employment following or in connection with the Change in Control. The Current Year Bonus shall be calculated assuming that all performance metrics or other vesting requirements for the maximum bonus payment are achieved in accordance with such plan notwithstanding the Company’s performance or projected or anticipated performance through such date. If any part of the Current Year Bonus would have been payable in the form of an equity grant, including but not limited to the grant of stock options, restricted stock, restricted stock units or otherwise (an “equity grant”) under the terms of the applicable bonus plan or agreement, the Current Year Bonus for purposes of this clause (3) shall include the cash value of such equity grant on the grant date. For the avoidance of doubt, the Current Year Bonus payable pursuant to this provision shall not include any sign-on, retention, or other discretionary bonus awards.

As used herein, the term “Average Bonus” means the average of the aggregate annual bonus, if any, paid or payable to Employee for each of the three (3) full Company’s fiscal years preceding the fiscal year in which Employee’s termination of employment occurs (or such fewer number of fiscal years for which Employee was eligible to receive a bonus and/or incentive award)); provided, however, that if any portion of the aggregate annual bonus is received by Employee in the form of an equity grant, the amount of such bonus shall be determined using the fair market value of such equity grant as of the grant date. For purposes of clarity, “annual bonus” shall not include any signing bonus or extraordinary bonus, and an annual bonus shall be considered paid or payable for a calendar year if paid or payable in the next calendar year for performance (personal or corporate) in the applicable (prior) calendar year.

As used herein, the term “Average Equity Grant” means the average fair market value of any equity grants (determined as of the grant date), if any, received by Employee in connection with Employee’s annual evaluation (and not under any Company bonus plan or agreement) with respect to Employee’s and/or Company’s performance during each of the three (3) full Company’s fiscal years preceding the fiscal year in which Employee’s termination of employment occurs (or such fewer number of fiscal years for which Employee was eligible to receive such equity grants based on evaluation of Employee’s performance (e.g., including because the Employee became eligible to receive equity grants under the Company’s bonus plan)). For purposes of clarity, for purposes of “Average Equity Grants,” “equity grants” shall not include any signing equity grants or extraordinary equity grants, and an equity grant shall be considered paid or payable for a calendar year if paid or payable in the next calendar year for performance (personal or corporate) in the applicable (prior) calendar year.

(e)	“Code” shall mean the Internal Revenue Code, as amended.

(f)	“Disability” and “Disabled” shall mean that Employee has been unable to perform the essential functions of his/her job, with or without reasonable accommodation, for a period of three (3) consecutive months as the result of his/her incapacity due to physical or mental illness. In determining whether Employee is disabled, Employer may rely on a written statement of a licensed physician acceptable to the Employer.

(g)	“Good Reason” shall mean without Employee’s consent, which consent may be given or withheld in the Employee’s sole discretion, there occurs: (i) a material diminution in Employee’s authority, duties, or responsibilities, as determined on an enterprise-wide level and not with respect to any specific region, corporate entity or geographic location; (ii) a material diminution in Employee’s then annual base salary (including any fixed amount periodic allowances, but excluding any bonus or incentive payments) on the date Employee provides Employer with the written notice required hereunder (for this purpose, a reduction of five percent (5.0%) or more shall constitute a material diminution); (iii) a material diminution in the budget over which Employee retains authority; (iv) a material change in the principal geographic location at which Employee must perform the services (for this purpose, a change in Employee’s location of employment that is within twenty-five (25) miles of Employee’s current location shall not constitute Good Reason); or (v) any other action or inaction that constitutes a material breach of the terms of this Agreement by Employer. Notwithstanding the foregoing, ‘‘Good Reason” shall only exist if Employee shall have provided the Employer with written notice within ninety (90) days of the initial occurrence of any of the foregoing events or conditions which specifically identifies the circumstances constituting Good Reason, and Employer fails to eliminate the conditions constituting Good Reason within thirty (30) days after Employer’s receipt of written notice of such event or condition from Employee. Employee’s resignation from employment with Employer for Good Reason must occur within thirty (30) days following the expiration of the foregoing cure period.

2. Term and Termination. This Agreement is effective as of January 18, 2023 and shall terminate on December 31, 2028, unless automatically renewed. This Agreement shall automatically renew for additional periods of one (1) year each unless written notice is provided by Employer to Employee of Employer’s election not to renew this Agreement at least sixty (60) calendar days prior to the end of the original or any extended term (including any automatic renewals, the “Term”). Employer agrees that its obligations under this Agreement shall survive the expiration or termination of this Agreement following any Change in Control occurring during the Term. For the avoidance of doubt, any Change in Control that occurs after termination or non-renewal of this Agreement shall not trigger any payments or obligations by Employer to Employee under this Agreement.

3. Change in Control Separation Benefit. If upon or within the twelve (12) months following a Change in Control either (i) Employee’s employment with Employer is terminated by Employer for other than Cause, death, or Disability, or (ii) Employee terminates his employment with Employer for Good Reason, and provided that the Change in Control is announced or occurs during the Term and Employee has delivered to Employer a signed and irrevocable General Release and Confidentiality Agreement in the form attached hereto as Exhibit “A” (the “Release Agreement”) that has become irrevocable within sixty (60) days of the date of termination of employment with Employer, then Employee shall be entitled to the Change in Control Separation Benefit. The Change in Control Separation Benefit shall be paid to Employee in a lump sum on the Employer’s first regular payroll date following expiration of the sixty (60) period, subject to Sections 5, 6, 7 and 8. In the event Employee’s employment with Employer is terminated within twelve (12) months following a Change in Control as a result of Cause, death, Disability, or resignation or retirement (in both cases, if after the effectiveness of the Change in Control, without Good Reason), then Employee shall not be entitled to the Change in Control Separation Benefit.

4. Release of All Claims. As a condition for receiving the Change in Control Separation Benefit hereunder, Employee hereby agrees to execute a full and complete release of any and all claims against Employer and its officers, agents, directors, attorneys, insurers, employees and successors in interest arising from or in any way related to Employee’s employment with Employer or the termination thereof, in a form substantially similar to the Release Agreement attached hereto. In the event the Release Agreement does not become effective and irrevocable within the sixty (60) day period following the date of Employee’s termination of employment, Employee shall not be entitled to the Change in Control Separation Benefit.

5. Section 280G Excess Parachute Payments.

(a)	If all or any amount paid to Employee by Employer (or any subsidiary or Affiliate thereof), whether under this Agreement or otherwise (all such payments and benefits being hereinafter referred to as the “Total Payments”), is subject to any tax under Section 4999 of the Code, or any similar federal or state law (an “Excise Tax”), then the Total Payments shall be reduced to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (i) the net amount of such Total Payments, as so reduced (after subtracting the amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (ii) the net amount of such Total Payments without such reduction (after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which Employee would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments). The Total Payments shall be reduced in the following order: (A) reduction of any cash severance payments otherwise payable to the Employee that are exempt from Section 409A of the Code, (B) reduction of any other cash payments or benefits otherwise payable to Employee that are exempt from Section 409A of the Code, but excluding any payment attributable to the acceleration of vesting or payment with respect to any equity award with respect to Employer’s common stock that is exempt from Section 409A of the Code, (C) reduction of any other payments or benefits otherwise payable to Employee on a pro-rata basis or such other manner that complies with Section 409A of the Code, but excluding any payment attributable to the acceleration of vesting and payment with respect to any equity award with respect to Employer’s common stock that is exempt from Section 409A of the Code, and (D) reduction of any payments attributable to the acceleration of vesting or payment with respect to any equity award with respect to Employer’s common stock that is exempt from Section 409A of the Code. The foregoing reductions shall be made in a manner that results in the maximum economic benefit to Employee and, to the extent economically equivalent, in a pro rata manner.

(b)	An accounting firm or compensation consulting firm with nationally recognized standing and substantial expertise and experience on Section 280G matters (the “280G Firm”) selected by Employer prior to the closing of the Change in Control will be directed to submit its determination and detailed supporting calculations to both Employee and Employer within fifteen (15) days after notification from either Employer or Employee that Employee may receive payments which may be “parachute payments.” Employee and Employer will each provide the 280G Firm access to and copies of any books, records, and documents in their possession as may be reasonably requested by the 280G Firm, and otherwise cooperate with the 280G Firm in connection with the preparation and issuance of the determinations and calculations contemplated by this Agreement. The fees and expenses of the 280G Firm for its services in connection with the determinations and calculations contemplated by this Agreement will be borne by Employer. Upon request of Employee, Employer will provide Employee with sufficient tax and compensation data to enable Employee or his tax advisor to independently make the calculations described in Section 6(a) above, and Employer will reimburse Employee for reasonable fees and expenses incurred for any such verification.

6. 409A Provisions.

(a)	Notwithstanding anything contained in this Agreement to the contrary, to the maximum extent permitted by applicable law, amounts payable to Employee pursuant to this Agreement shall be made in reliance upon Treas. Reg. Section 1.409A-1(b)(9) (Separation Pay Plans) or Treas. Reg. Section 1.409A-1(b)(4) (Short-Term Deferrals). This Agreement is intended to be written, administered, interpreted and construed in a manner such that no payment or benefits provided under the Agreement become subject to (a) the gross income inclusion set forth within Code Section 409A(a)(1)(A) or (b) the interest and additional tax set forth within Code Section 409A(a)(1)(B) (together, referred to herein as the “Section 409A Penalties”), including, where appropriate, the construction of defined terms to have meanings that would not cause the imposition of Section 409A Penalties. To the extent that any amount payable to Employee pursuant to this Agreement is subject to Section 409A of the Code, and Employer or Employee reasonably believes, at any time, that such amount payable does not comply with Section 409A of the Code, it will promptly advise the other and each party hereby agrees to negotiate reasonably and in good faith to amend the terms of this Agreement such that it so complies. For purposes of this Agreement, all references to Employee’s “termination of employment” shall mean Employee’s “separation from service.” as defined in Treasury Regulation Section 1.409A-1(h) (“Separation from Service”). For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), each payment that Employee may be eligible to receive under this Agreement shall be treated as a separate and distinct payment. Notwithstanding anything to the contrary in this Agreement, in-kind benefits and reimbursements provided under this Agreement during any tax year of Employee shall not affect in-kind benefits or reimbursements to be provided in any other tax year of Employee and are not subject to liquidation or exchange for another benefit. Notwithstanding anything to the contrary in this Agreement, reimbursement requests must be timely submitted by Employee and, if timely submitted, reimbursement payments shall be made to the Employee as soon as administratively practicable following such submission, but in no event later than the last day of Employee’s taxable year following the taxable year in which the expense was incurred. In no event shall Employee be entitled to any reimbursement payments after the last day of Employee’s taxable year following the taxable year in which the expense was incurred. This section shall only apply to in-kind benefits and reimbursements that would result in taxable compensation income to Employee.

(b)	In the event that Code Section 409A applies to any compensation with respect to Employee’s Separation from Service, payment of that compensation shall be delayed if Employee is a “specified employee,” as defined in Section 409A(a)(2)(B)(i), and such delayed payment is required by Section 409A. Such delay shall last six (6) months from the date of Separation from Service (or as required by Section 409A). On the day following the end of such six (6)-month period, Employer shall make a catch-up payment to Employee equal to the total amount of such payments that would have been made during the six (6)-month period but for this Section 7(b).

7. Limitation on Benefits. Notwithstanding any other provision in this Agreement, Employer shall make no payment to Employee provided for herein to the extent that such payment would be prohibited by the provisions of Part 359 of the regulations of the FDIC as the same may be amended from time to time; and if such payment shall be so prohibited, Employer shall use it commercially reasonable best efforts to secure consent of the FDIC, the OCC, the FRB or other applicable banking regulatory agencies to make such payments in the highest amount permissible, up to the amount provided for in this Agreement.

8. Notices. Any notices to be given hereunder by either party to the other shall be in writing and may be transmitted by a personal delivery or by U.S. mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at the addresses listed as follows:

Employer:	Principal place of business

Employee:	Principal place of business as shown in Employer’s Personnel Records and Employee’s personal file.

Each party may change the address for receipt of notices by written notice in accordance with this Section 9. Notices delivered personally shall be deemed communicated as of the date of actual receipt; mailed notices shall be deemed communicated as of three (3) days after the date of mailing.

9. Dispute Resolution.

(a)	Employer’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which Employer may have against Employee or others. In no event shall Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Employee under any of the provisions of this Agreement and, except as provided in Section 7, such amounts shall not be reduced if Employee obtains other employment.

(b)	The parties recognize that there may be disputes between them arising as to whether the circumstances of Employee’s termination are covered by Section 3 so as to entitle Employee to the Change in Control Separation Benefit. In the event of such a dispute, there may be a need for a binding ruling by a neutral decision maker. In such an event, the following procedures shall apply:

(1) If Employee delivers a written Termination Notice (the “Termination Notice”) to Employer based on Section 1(g) “Good Reason”, Employer must pay the benefits provided in Section 3, as and when set forth in Section 3, unless Employer initiates the arbitration process to resolve the dispute, as provided by the American Arbitration Association’s Employment Rules, within 60 calendar days of the receipt of such Termination Notice from Employee. Failure by Employer to commence arbitration within the time stated by filing the required notice with the American Arbitration Association (“AAA”) will be deemed an admission by Employer as to Employee’s reason for termination.

(2) If Employer delivers a Termination Notice based on Termination for “Cause”, pursuant to Section 1(b), or Termination for Disability pursuant to Section 1(f), Employee must initiate the arbitration process to dispute the terms of such termination, as provided by the American Arbitration Association’s Employment Rules, within 60 calendar days of the receipt of such Termination Notice from Employer. Failure by Employee to commence arbitration within the time stated by filing the required notice with the AAA will be deemed an admission by Employee as to Employer’s reason for termination.

(3) Arbitration shall be conducted before a single arbitrator sitting in a location mutually selected by the Parties within twenty-five (25) miles from the Employee’s job location with Employer, in accordance with the Employment Rules of the AAA then in effect. The arbitrator shall be mutually selected by the Employer and Employee. Judgment may be entered on the award of the arbitrators in any court having proper jurisdiction.

(4) Employer shall be responsible for the fees and costs associated with the arbitrator and AAA as prescribed by the Employment Rules of AAA. Each party shall be responsible for the party’s own attorneys’ fees and costs. The arbitrator shall also have the discretion to award appropriate interest on any judgment, consistent with applicable law and the Employment Rules of AAA.

(c)	The arbitration shall occur in the county in California in which Employee is employed by Employer. Neither Employee nor Employer shall disclose the existence, content, or results of any arbitration hereunder without the prior written consent of all parties. The arbitration of such issues, including the determination of any amounts of damages suffered, if applicable, shall be final and binding upon the parties to the maximum extent permitted by law, subject to the right of appeal as provided by applicable law. The parties shall have rights to discovery as provided in Section 1283.05 of the California Code of Civil Procedure including, without limitation, Section 1283.1 thereof. The arbitrator shall apply the substantive law of the State of California, or federal law, or both, as applicable, and the arbitrator will be without jurisdiction to apply any different substantive law. The arbitrator shall render its judgement and/or award and a written, reasoned opinion in support of such judgment within 30 calendar days of the end of the arbitration hearing.

10. No Guarantee of Employment. Nothing contained in this Agreement shall be construed as a contract of employment or deemed to give Employee the right to be retained in the employ of Employer or any Affiliate or any equity or other interest in the assets, business, or affairs or Employer or any Affiliate, or modify or enlarge Employee’s employment rights.

11. Entire Agreement. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties with respect to any severance or separation pay payable by Employer other than those benefits payable under the Employer’s Supplemental Executive Retirement Plans, the Management Incentive Plan or any such compensatory plans as approved by the Company’s Board of Directors from time to time to the extent of Employee’s participation in such plans, and contains all of the covenants and agreements between the parties with respect to any severance or separation pay payable by Employer, including but not limited to that certain Severance and Change in Control Agreement, effective February 1, 2022, by and between Employer and Employee (the “prior agreement”), which prior agreement is terminated in all respects effective as of the effective date of this Agreement. Each party to this Agreement acknowledges that no other representations, inducements, promises, or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not set forth herein, that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding on either party, and that this Agreement, when executed by the parties, will govern the terms and conditions of the payments and benefits payable or due to be payable to Employee in connection with a Change in Control of Employer.

12. Successors and Assigns. This Agreement may be assigned or transferred to, and shall be binding upon and shall inure to the benefit of, any successor, subsidiary, or Affiliate of Employer, and any such successor, subsidiary, or Affiliate shall be deemed substituted for all purposes for “Employer” under the terms of this Agreement. Upon the occurrence of a Change in Control, Employer shall require any successor to Employer to expressly assume and agree in writing to perform all obligations of Employer under this Agreement, including obligations for payment of the Change in Control Separation Benefit. As used in this Agreement, the term “successor” shall mean any person, firm, corporation, or business entity which at any time, whether by merger, purchase, or otherwise, acquires all or substantially all of the assets, stock, or business of Employer. Employee acknowledges that Employer has the right to sell, assign, or otherwise transfer any portion or substantially all or all of the capital stock, assets, or business of Employer and that any such sale, assignment, or transfer shall not be deemed to be a termination of the employment of Employee. Employee shall not assign or transfer any of Employee’s rights pursuant to this Agreement, wholly or partially, to any other person, other than by will or the laws of descent and distribution.

13. Withholding Taxes on Benefits. Any benefits payable under this Agreement shall be subject to any applicable federal, state, and / or local tax withholding requirements and as authorized by law.

14. Modifications. Any modification of this Agreement will be effective only if it is in writing and signed by each party or its authorized representative.

15. Waiver. The failure of either party to insist on strict compliance with any of the terms, provisions, covenants, or conditions of this Agreement by the other party shall not be deemed a waiver of any term, provision, covenant, or condition, individually or in the aggregate, unless such wavier is in writing signed by the party or the authorized representative of the party to be bound; nor shall any waiver or relinquishment of any right or power, nor any delay or forbearance at any one time or times be deemed a waiver or relinquishment of that right or power or authorize any delay or forbearance for all or any other times.

16. Partial Invalidity. If any provision in this Agreement is held by an arbitrator or arbitrators, or a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated in any way, If any provision in this Agreement is held by an arbitrator or arbitrators, or by a court of competent jurisdiction to be invalid, void, or unenforceable as written, it shall be enforced to the maximum extent allowed by applicable law.

17. Interpretation. This Agreement shall be construed without regard to the party responsible for the preparation of the Agreement and shall be deemed to have been prepared jointly by the parties. Any ambiguity or uncertainty existing in this Agreement shall not be interpreted against either party, but according to the application of other rules of contract interpretation, if an ambiguity or uncertainty exists. Employee acknowledges that, in executing this Agreement, Employee has had the opportunity to seek the advice of independent legal counsel, and has read and understood all of the terms and provisions of this Agreement.

18. Governing Law and Venue. The laws of the State of California, other than those laws denominated as choice of law rules, and federal law, where applicable, shall govern the validity, construction, and effect of this Agreement. Any action which may be brought under this Agreement shall be brought in the State of California in Los Angeles County.

19. Counterparts. This Agreement may be executed in multiple counterparts and by facsimile signature and, when fully executed, each counterpart or facsimile signature shall constitute an original Agreement. The parties agree and consent to the use of electronic signatures solely for the purposes of executing this Agreement. Such electronic signature shall be deemed to have the same full and binding effect as a handwritten signature.

20. At-Will Employment. Employer and Employee acknowledge that Employee’s employment is and shall continue to be at-will, as defined under applicable law, and that Employee’s employment with Employer may be terminated by either party at any time for any or no reason, with or without notice. If’ Employee’s employment terminates for any reason during the Term, Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided in this Agreement or as required by applicable law.

IN WITNESS WHEREOF, the parties have executed this Agreement in the City of Los Angeles, Los Angeles County, State of California.

BANK OF SOUTHERN CALIFORNIA, N.A.	EMPLOYEE

By:	By:
Its:	Its:
Date:	Date:

SOUTHERN CALIFORNIA BANCORP

By:
Its:
Date:

Exhibit “A”

GENERAL RELEASE AND CONFIDENTIALITY AGREEMENT

This General Release and Confidentiality Agreement (this “Release Agreement”) is entered into by and between _______________ (“Employee”) and Bank of Southern California, N.A., and Southern California Bancorp on each of its behalf and on behalf of its parents, subsidiaries, affiliates and successors-in-interest (collectively, the “Employer), with reference to the following:

A, Employee and Employer have entered into that certain Change in Control Agreement dated as of ____________________ (the “Agreement”).

B. A condition precedent to certain of Employer’s obligations under the Agreement is the execution of this Release Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties, intending to be legally bound, agree and covenant as follows:

1. In consideration for the payment of the Change in Control Separation Benefit, as defined in the Agreement (the “Separation Benefit”), Employee agrees unconditionally and forever to release and discharge the Employer, its parents, subsidiaries, affiliates, successors-in-interest, and their respective officers, directors, managers, employees, members, shareholders, representatives, attorneys, agents and assigns from any and all claims, actions, causes of action, demands, rights or damages of any kind or nature which Employee may now have, or ever have, whether known or unknown, that arise out of or in any way relate to Employee’s employment with, or separation from, the Employer on or before the date of execution of this Release Agreement; provided, however, that this release does not apply to any unreimbursed expenses incurred in connection with Employee’s employment with Employer, any deposit accounts Employee may have at Employer, and any rights or benefits of Employee pursuant to the Agreement, including the right to enforce the collection of the Separation Benefit.

2. This release specifically includes, but is not limited to, any claims under federal, state, local or other authority law, rule or regulation pertaining to conditions of employment, wages, or discrimination in employment based on age, sex, disability, sexual orientation, medical condition, genetic characteristics, pregnancy, race, color, national origin, religion, family or medical leave, veteran status, or any other protected classification including, but not limited to, to the fullest extent permitted by law, the Civil Rights Act of 1964 (including Title VII of that Act), the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act of 1974, the California Fair Employment and Housing Act, as amended, the California Labor Code, the California Family Rights Act of 1991, the Vietnam Era Veterans Readjustments Assistance Act of 1974, the Americans with Disabilities in Employment Act, the Family and Medical Leave Act, Older Workers’ Benefit Protection Act, the Equal Pay Act of 1963, the Uniformed Services Employment and Reemployment Rights Act, the Rehabilitation Act of 1973, the Occupational Safety and Health Act, the Worker Adjustment and Retaining Notification Act, the Racketeer Influenced and Corrupt Organizations Act, the Financial Reform Recovery and Enforcement Act of 1989, the Fair Labor Standards Act, and Section 1981 of Title 42 of the United States Code, and all similar federal, state and local laws and regulations.

3. Employee acknowledges that, unless this Release Agreement becomes effective within sixty (60) clays following Employee’s termination of-employment. he/she is not otherwise entitled to receive the Separation Benefit referenced in paragraph 1 above.

4. Employee understands and acknowledges that his/her execution of this Release Agreement is voluntary, and that if he/she does not accept the Separation Benefit, he/she will not lose any other rights that he/she may have under other policies or programs of the Employer.

5. Employee agrees that this release is meant to be as general as possible and covers all claims of any nature whether or not he/she knows the claims exist at this time, including but not limited to contract claims, tort claims, and claims under any state, federal, or local law and from any and all claims statutory or common law arising out of his/her employment by Employer and any legal restrictions on an employer’s right to discharge an employee, including but not limited to, intentional infliction of emotional distress and wrongful discharge. However, nothing in this release is intended to bar any claim that, by statute, may not be waived, or prohibits him/her from filing a charge of discrimination or cooperating in any proceeding before the California Department of Fair Employment and Housing (“CDFEIF”) or the Equal Employment Opportunity Commission (“EEOC”).

6. Employee hereby waives all rights under Section 1542 of the Civil Code of the State of California, or any analogous state law, federal law or regulation. Section 1542 provides as follows:

“A general release does not extend to claims which the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release, and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

Employee understands and acknowledges that the significance and consequence of this waiver of California Civil Code Section 1542 relates to all facts and circumstances that occurred during or prior to, his/her employment with the Employer (including but not limited to my separation from the Employer), whether known or unknown, and that even if he/she should eventually suffer injury arising out of or pertaining to the employment relationship or its termination, he/she will not be able to make any claim for those injuries. Furthermore, Employee acknowledges that he/she consciously intends these consequences even as to claims that may exist as of the date of this Release Agreement but which he/she does not know exist and which, if known, would materially affect his/her decision to execute this Release Agreement, regardless of whether the lack of knowledge is the result of ignorance, oversight, error, negligence or any other cause.

7. In further consideration for the Separation Benefit, Employee agrees and warrants that at all times after the termination of his/her employment with Employer, other than for the benefit of Employer, Employee will keep confidential and will make no use of Confidential Information, or any part thereof, for the benefit of any other person or entity. Employee further agrees and warrants that all Employer files, papers and property that have been in his/her possession, custody or control during his/her employment have been returned to the Employer or destroyed and will not be copied or removed from Employer’s premises. Employee further agrees that he/she will not disclose the terms of this Release Agreement except to his/her immediate family, attorney or tax consultant, or as required by law. For purposes of this Release Agreement, “Confidential Information- includes all secrets and other confidential information, ideas, knowledge, know-how, techniques, secret processes, improvements, discoveries, methods, inventions, sales, financial information, lists of customers and prospective customers, business, financial and other information received from a customer or prospective customer or any other third party that the Employer is obligated to treat as confidential, plans, concepts, strategies or products, as well as all documents, reports, drawings, designs, plans and proposals otherwise pertaining to same or relating to the business and properties of the Employer of which the Employee has acquired, or may hereafter acquire, knowledge and possession as an employee of Employer.

In accordance with 18 U.S.C. § 1833, the Bank hereby notifies Employee that, notwithstanding anything to the contrary herein or in the Agreement:

a. Employee shall not be in breach of the Agreement or this Release Agreement, and shall not be held criminally or civilly liable under any Federal or State trade secret law (i) for the disclosure of a trade secret that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

b. If Employee files a lawsuit for retaliation by Employer for reporting a suspected violation of law, Employee may disclose the trade secret to Employee’s attorney, and may use the trade secret information in the court proceeding, if Employee files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

8. This Release Agreement is subject to the terms of the Older Workers Benefit Protection Act of 1990 (“OWBPA”). The OWBPA provides that an individual cannot waive a right or claim under the Age Discrimination in Employment Act (“ADEA”) unless the waiver is knowing and voluntary. Pursuant to the terms of the OWBPA, Employee acknowledges and agrees that he/she has executed this Release Agreement voluntarily, and with full knowledge of its consequences. In addition, Employee hereby acknowledges and agrees as follows:

a. This Release Agreement has been written in a manner that is calculated to be understood, and is understood, by Employee;

b. The release provisions of this Release Agreement apply to any rights Employee may have under the ADEA;

c. The release provisions of this Release Agreement do not apply to any rights or claims Employee may have under the ADEA that arise after the date he/she executes this Release Agreement;

d. Employer hereby advises Employee to consult with an attorney prior to executing this Release Agreement;

e. Employer is giving Employee a period of [twenty-one (21)] [forty-five (45)] calendar days to consider this Release Agreement. Employee may accept and sign this Release Agreement before the expiration of the [twenty-one (21)] [forty-five (45)] calendar day time-period, but Employee is not required to do so by Employer; and

f. Employee acknowledges that this offer is revoked if Employee fails to return this Release Agreement within the [twenty-one (21)] [forty-five (45)] calendar day time period specified in paragraph 8(e) above.

9. This Release Agreement is revocable by Employee for a period of seven (7) calendar days following Employee’s execution of this Release Agreement. The revocation by Employee of this Release Agreement must be in writing, must specifically revoke this Release Agreement and must be received by the Employer prior to the eighth (8th) day following the execution of this Release Agreement by Employee. This Release Agreement becomes effective, enforceable and irrevocable on the eighth (8th) day following Employee’s execution of this Release Agreement. No Separation Benefit payment will be made to the Employee until such date.

10. The amounts provided under this Release Agreement are not offered in connection with any specific exit incentives or other employment termination program.

11. Employee agrees not to disparage the Employer, its officers, employees or agents of the Employer either within the Employer or externally in any way.

12. Employee warrants that he/she has not assigned any right or claim released in this Release Agreement.

13. This Release Agreement is binding on Employee’s heirs and assigns.

14. In executing this Release Agreement, Employee is not relying on any representations made to him/her by the Employer. It is expressly understood that this Release Agreement, and any consideration for it, do not in any way constitute an admission of liability or wrongdoing on the part of the Employer. Any such liability is expressly denied.

15. Employee hereby expressly assumes any risk that the facts and law concerning this Release Agreement may be other than as presently known to him/her.

16. This Release Agreement constitutes the sole and entire agreement between Employer and Employee with respect to the subject matter hereof and supersedes any and all understandings and agreements made prior to the date of this Release Agreement.

17. This Release Agreement shall be subject to the arbitration provisions set forth in Section 9 of the Agreement. This Release Agreement shall be governed in all respects by the laws of the State of California. No action involving this Release Agreement or Employee’s employment by the Employer may be brought except in the State of California in San Diego County.

The undersigned agree to the terms of this Release Agreement and voluntarily enter into it with the intent to be bound hereby.

BANK OF SOUTHERN CALIFORNIA, N.A.	EMPLOYEE

By:	By:
Its:	Its:
Date:	Date:

SOUTHERN CALIFORNIA BANCORP

By:
Its:
Date:

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